Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FMC Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-62996, 333-76210, 333-762114, and 333-76216) on Form S-8 of FMC Technologies, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of FMC Technologies, Inc.

/s/ KPMG LLP

Houston, Texas

March 1, 2010